Exhibit 99.1

KOHL'S CORPORATION REPORTS

FIRST QUARTER FINANCIAL RESULTS

MENOMONEE FALLS, WI … May 10/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter ended April 28, 2012.

First Quarter Results

Kohl’s Corporation reported first quarter net income of $154 million ($0.63 per diluted share) compared to $201 million ($0.69 per diluted share) a year ago.  Net sales were $4.2 billion, an increase of 1.9 percent for the quarter.  Comparable store sales for the quarter increased 0.2 percent.

Kevin Mansell, Kohl’s chairman, president and chief executive officer, said, “Our first quarter results reflect the implementation of our strategy to initiate lower pricing in order to provide greater value to our customers.  This planned action led to significantly lower gross margins for the quarter.  Strong management of expenses allowed us to achieve our earnings goal for the quarter.  We have accelerated new receipts into second quarter to ensure we are well-positioned from an inventory perspective for the Back-to-School season.  The combination of these two actions should allow us to greatly improve our sales for the fall season.”

Quarterly Dividend Declared

On May 9, 2012, Kohl's Board of Directors declared a quarterly dividend on the Company's common stock of $0.32 per share.  The dividend is payable June 27, 2012 to shareholders of record at the close of business on June 6, 2012.

Store Update

The Company ended the quarter with 1,134 stores in 49 states, compared with 1,097 stores at the same time last year.  The Company opened nine new stores, including one relocated store, and closed one store during the quarter and plans to open approximately 10 more stores in the fall season.  The Company plans to remodel approximately 50 stores in 2012.

Earnings Guidance – Second Quarter

The Company provided initial guidance for the fiscal quarter ending July 28, 2012 of $0.96 to $1.02 per diluted share.  The guidance is based on total sales growth of 2 to 3 percent and comparable store sales growth of flat to 1 percent and includes expected second quarter share repurchases of $250 million.  The Company maintains its previously announced fiscal 2012 guidance of $4.75 per diluted share.

First Quarter 2012 Earnings Conference Call

Kohl’s will host a first quarter earnings conference call at 8:30 am ET on May 10, 2012.  The phone number for the conference call is (706) 902-0486 and the conference ID is 69195646.  Replays of the call will be available for 30 days by dialing (855) 859-2056 or (404) 537-3406 and referencing Conference ID 69195646.  The conference call is also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl’s operates 1,134 stores in 49 states. In support of the communities it serves, Kohl’s has raised more than $208 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months Ended
	April 28,	April 30,
	2012	2011

Net sales	$ 4,243	$ 4,162
Cost of merchandise sold	2,719	2,576

Gross margin	1,524	1,586

Operating expenses:
Selling, general and administrative	1,002	1,004
Depreciation and amortization	201	191

Operating income	321	391

Interest expense, net	82	76

Income before income taxes	239	315
Provision for income taxes	85	114

Net income	$ 154	$ 201

Basic net income per share	$ 0.63	$ 0.70
Average number of shares	243	288

Diluted net income per share	$ 0.63	$ 0.69
Average number of shares	245	290

As a percent of net sales:
Gross margin	35.9%	38.1%
Selling, general and
administrative expenses	23.6%	24.1%
Operating income	7.6%	9.4%
Net income	3.6%	4.8%

KOHL'S CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

Subject to Reclassification

	April 28,	April 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 1,029	$ 1,668
Merchandise inventories	3,424	3,193
Deferred income taxes	119	113
Other	277	253

Total current assets	4,849	5,227

Property and equipment, net	8,961	8,718
Long-term investments	156	250
Other assets	266	258

Total assets	$ 14,232	$ 14,453

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,609	$ 1,397
Accrued liabilities	1,102	970
Income taxes payable	80	85
Current portion of long-term debt	-	100
Current portion of capital lease
and financing obligations	98	84

Total current liabilities	2,889	2,636

Long-term debt	2,141	1,494
Capital lease and financing obligations	2,008	1,996
Deferred income taxes	421	309
Other long-term liabilities	473	456
Shareholders' equity	6,300	7,562

Total liabilities and shareholders' equity	$ 14,232	$ 14,453

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

Subject to Reclassification

	Three Months Ended
	April 28,	April 30,
	2012	2011
Operating activities
Net income	$ 154	$ 201
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	201	191
Share-based compensation	12	15
Excess tax benefits from share-based compensation	(1)	(1)
Deferred income taxes	(14)	13
Other non-cash revenues and expenses	(1)	6
Changes in operating assets and liabilities:
Merchandise inventories	(223)	(156)
Other current and long-term assets	17	(21)
Accounts payable	376	260
Accrued and other long-term liabilities	(50)	(95)
Income taxes	(54)	(46)

Net cash provided by operating activities	417	367

Investing activities
Acquisition of property and equipment	(177)	(221)
Sales of investments in auction rate securities	1	41

Net cash used in investing activities	(176)	(180)

Financing activities
Treasury stock purchases	(325)	(416)
Dividends paid	(77)	(72)
Long-term debt payments	-	(300)
Proceeds from financing obligations	3	-
Capital lease and financing obligation payments	(27)	(22)
Proceeds from stock option exercises	8	13
Excess tax benefits from share-based compensation	1	1

Net cash used in financing activities	(417)	(796)

Net decrease in cash and cash equivalents	(176)	(609)
Cash and cash equivalents at beginning of period	1,205	2,277

Cash and cash equivalents at end of period	$ 1,029	$ 1,668